
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549


                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


--------------------------------                                                                    OMB APPROVAL
             FORM 3                                                                                 OMB Number:           3235-0104
--------------------------------                                                                    Expires:      December 31, 2001
                                                                                                    Estimated average burden
                                                                                                    hours per response     .... 0.5


(Print or Type Responses)

1. Name and Address of Reporting Person *

Wilmar Industries, Inc.
   (Last)                   (First)                 (Middle)

303 Harper Drive
                            (Street)

Moorestown                  NJ                        08057
   (City)                   (State)                   (Zip)


2. Date of Event Requiring Statement ( Month / Day / Year )

July 10, 2000

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

Barnett Inc. (BNTT)

5. Relationship of Reporting Person to Issuer   (Check all applicable)

              Director                      X   10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       -------------------------------------------

6. If Amendment, Date or Original (Month/Year)


7. Individual or Join/Group Filing (Check Applicable Line)

               Form filed by One Reporting Person
       -----
         X     Form filed by More than One Reporting Person
       -----


                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of security                            2. Amount of Securities         3. Ownership         4. Nature of Indirect
   (Inst.4)                                        Beneficially Owned              Form: Direct (D)     Beneficial Ownership
                                                   (Instr. 4)                      or Indirect (I)      (Instr. 5)
                                                                                   (Inst. 5)
----------------------------------------------  ------------------------------  -------------------  -----------------------------
Common Stock                                                 0                           I           By Voting Agreement (1)
----------------------------------------------  ------------------------------  -------------------  -----------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the Form is filed by more than one reporting person, SEE instruction 5(b)(v).                                    SEC 1473(3-99)


FORM 3 (CONTINUED)                 TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                                         CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security                      2. Date Exercisable and   3. Title and Amount of Securities Underlying
   (Instr. 4)                                           Expiration Date           Derivative Security (Instr. 4)
                                                        (Month/Day/Year)
                                                                                                       Amount or
                                                     Date         Expiration            Title          Number of
                                                     Exercisable  Date                                 Shares
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------
None
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------


 4. Conversion or             5. Ownership           6. Nature of Indirect
    Exercise Price of            Form of                Beneficial Ownership
    Derivative                   Derivative             (Instr. 5)
    Security                     Security:
                                 Direct (D) or
                                 Indirect (I)
                                 (Instr. 5)
----------------------------  ---------------------  ------------------------------------------------
----------------------------  ---------------------  ------------------------------------------------

Explanation of Responses:

(1) See page 4 attached.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


      See page 5 attached                               July 20, 2000
--------------------------------                      -----------------
** Signature of Reporting Person                            Date

FORM 3 (CONTINUED)                                                   Page 3 of 5

Table I - Non-Derivative Securities Beneficially Owned


                                                              2. Amount of Securities                       4. Nature of Indirect
     Other Reporting Persons           1. Title of Security      Beneficially Owned     3. Ownership Form      Beneficial Ownership
     -----------------------           --------------------      ------------------     -----------------      --------------------
BW Acquisition, Inc.                       Common Stock                 0                     Indirect         By Voting Agreement

Table II - Derivative Securities Beneficially Owned

                                       1. Title of   2. Date Exercisable and   3. Title and Amount of Securities Underlying
                                          Derivative    Expiration Date           Derivative Security (Instr. 4)
                                          Security      (Month/Day/Year)
                                                                                                                           Amount or
                                                     Date         Expiration            Title          Number of
     Other Reporting Persons                         Exercisable  Date                                 Shares
-------------------------------------  ------------- -----------  -----------  ----------------------  -----------------------------
None
-------------------------------------  ------------- -----------  -----------  ----------------------  -----------------------------

 4. Conversion or             5. Ownership           6. Nature of Indirect
    Exercise Price of            Form of                Beneficial Ownership
    Derivative                   Derivative             (Instr. 5)
    Security                     Security:
                                 Direct (D) or
                                 Indirect (I)
                                 (Instr. 5)
----------------------------  ---------------------  ------------------------------------------------

----------------------------  ---------------------  ------------------------------------------------

FORM 3 (continued)                                                   Page 4 of 5


Name and Address of Designated Filer:       Wilmar Industries, Inc.
                                            303 Harper Drive
                                            Moorestown, NJ 08057

Issuer Name and Ticker Symbol:              Barnett Inc. (BNTT)

Date of Event Requiring Statement:          July 10, 2000


                            EXPLANATION OF RESPONSES

         (1) Pursuant to a Stockholder Agreement, dated as of July 10, 2000, by and among Wilmar Industries, Inc., BW Acquisition, Inc., Waxman USA, Inc., a principal stockholder of the Issuer, and Waxman Industries, Inc., the parent company of Waxman USA, Inc., and a Voting Trust Agreement, dated as of July 10, 2000, by and among Wilmar Industries, Inc., BW Acquisition, Inc., Waxman USA, Inc., Waxman Industries, Inc. and American Stock Transfer & Trust Company. Wilmar Industries, Inc. and BW Acquisition, Inc. disclaim beneficial ownership of such shares.

FORM 3 (continued)                                                   Page 5 of 5


Name and Address of Designated Filer:       Wilmar Industries, Inc.
                                            303 Harper Drive
                                            Moorestown, NJ 08057

Issuer Name and Ticker Symbol:              Barnett Inc. (BNTT)

Date of Event Requiring Statement:          July 10, 2000


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies as of July 20, 2000 that the information set forth in this statement is true, complete and correct.


                                    WILMAR INDUSTRIES, INC.

                                    By: /s/ Michael J. Grebe
                                        --------------------
                                        Name: Michael J. Grebe
                                        Title: President


                                    BW ACQUISITION, INC.

                                    By: /s/ William Sanford
                                        -------------------
                                        Name: William Sanford
                                        Title: Vice President